EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
To the Board of Directors
HSBC Finance Corporation

We consent to the incorporation by reference in the Registration Statement No. 333-174628 on Form S-4 of HSBC Finance Corporation of our report dated February 24, 2014, with respect to the consolidated balance sheet of HSBC Finance Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of HSBC Finance Corporation.
Our report refers to HSBC Finance Corporation’s adoption of the provisions of Accounting Standards Update No. 2011-02 - Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, in the third quarter of 2011.

/s/    KPMG LLP
Chicago, Illinois
February 24, 2014